Exhibit C
AMENDMENT NO. 8 TO UNSECURED TERM LOAN CREDIT AGREEMENT
This AMENDMENT NO. 8 TO UNSECURED TERM LOAN CREDIT AGREEMENT (this “Amendment”), dated as of October 4, 2022, is among Team, Inc., a Delaware corporation (the “Borrower”), each of the Lenders party hereto, and Cantor Fitzgerald Securities, as agent (the “Agent”).
This Amendment and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Subordination Agreement”) dated as of February 11, 2022, by and among Cantor Fitzgerald Securities, as administrative agent for all of the Subordinated Lenders under the Unsecured Credit Agreement (as such terms are defined in the Subordination Agreement) (in such capacity, together with its successors and assigns in such capacity, “Subordinated Agent”), Eclipse Business Capital LLC, as agent for all Senior Lenders (as defined in the Subordination Agreement) party to the Senior Credit Agreement (as defined below) (in such capacity, together with its successors and assigns in such capacity, the “Senior Agent”), Team, Inc., a Delaware corporation (“Borrower Agent”), and each other Loan Parties party thereto, to the indebtedness (including interest) owed by Loan Parties and pursuant to that certain Credit Agreement, dated as of February 11, 2022 (the “Senior Credit Agreement”), among Loan Parties, Senior Agent and the lenders from time to time party thereto, and the other Senior Debt Documents (as defined in the Subordination Agreement), as such Senior Credit Agreement and other Senior Debt Documents have been and hereafter may be amended, supplemented or otherwise modified from time to time and to indebtedness refinancing the indebtedness under those agreements as contemplated by the Subordination Agreement; and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.
W I T N E S S E T H:
WHEREAS, the Borrower, the Lenders and Corre Credit Fund, LLC as the predecessor agent (the “Predecessor Agent”) entered into that certain Unsecured Term Loan Credit Agreement, dated as of November 9, 2021 (as amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings given thereto in the Credit Agreement);
WHEREAS, the Borrower and the Lenders entered into that certain Amendment No. 1 to Unsecured Term Loan Credit Agreement, dated as of November 30, 2021, under which the Lenders agreed to amend the Credit Agreement and subject to the terms and conditions set forth therein, to (i) extend the payment date for interest in the form of PIK Interest with respect to the Initial Term Loans, (ii) extend the date upon which the Borrower must deliver a fully executed ABL Consent to, in each case, 11:59 P.M. on December 6, 2021, and (iii) extend the date upon which the Borrower must issue the Underlying Warrants to 11:59 P.M. on December 7, 2021;
WHEREAS, the Borrower and the Lenders entered into that certain Amendment No. 2 to Unsecured Term Loan Credit Agreement, dated as of December 6, 2021, under which the Lenders agreed to amend the Credit Agreement and subject to the terms and conditions set forth therein, to (i) extend the payment date for interest in the form of PIK Interest with respect to the Initial Term Loans and (ii) extend the date upon which the Borrower must deliver a fully executed ABL Consent to, in each case, 11:59 P.M. on December 7, 2021;
WHEREAS, the Borrower and the Lenders entered into that certain Amendment No. 3 to Unsecured Term Loan Credit Agreement, dated as of December 7, 2021, under which the Lenders agreed to amend the Credit Agreement and subject to the terms and conditions set forth therein, to (i) extend the payment date for interest in the form of PIK Interest with respect to the Initial Term Loans, (ii) extend the date upon which the Borrower must deliver a fully executed ABL Consent and (iii) extend the date upon which the Borrower must issue the Underlying Warrants to, in each case, 11:59 P.M. on December 8, 2021;
WHEREAS, the Borrower, the Lenders, the Predecessor Agent and the Agent entered into that certain Resignation, Consent and Appointment Agreement and Amendment No. 4 to Unsecured Term Loan Credit Agreement, dated as of December 8, 2021, under which the parties thereto agreed to appoint the Agent as successor agent to the Predecessor Agent under the Credit Agreement and agreed to amend the Credit Agreement subject to the terms and conditions set forth therein;
WHEREAS, the Borrower, the Lenders and the Agent entered into that certain Amendment No. 5 to Unsecured Term Loan Credit Agreement, dated as of February 11, 2022, under which the Lenders agreed to amend the Credit Agreement and subject to the terms and conditions set forth therein, to (i) make the February 2022 Delayed Draw Term Loans and (ii) at the Lenders’ sole and absolute discretion, make the Uncommitted Delayed Draw Terms Loans;
WHEREAS, the Borrower, the Lenders and the Agent entered into that certain Amendment No. 6 to Unsecured Term Loan Credit Agreement, dated as of May 6, 2022, under which the Lenders agreed to amend the Credit Agreement and subject to the terms and conditions set forth therein, to amend the financial covenants;
WHEREAS, the Borrower, the Lenders and the Agent entered into that certain Amendment No. 7 to Unsecured Term Loan Credit Agreement, dated as of June 28, 2022, under which the Lenders agreed to amend the Credit Agreement and, subject to the terms and conditions set forth therein, to extend the February 2022 Delayed Draw Availability Period through October 31, 2022;
WHEREAS, the Borrower, the Lenders and the Agent have agreed, subject to the terms and conditions set forth herein, to amend the Credit Agreement as set out in Section 1 hereof; and
WHEREAS, the Borrower and the Lenders are willing to effect such amendments on the terms and conditions contained in this Amendment.
NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.  Amendments to the Credit Agreement.  Upon the Eighth Amendment Effective Date, the parties hereto agree that the Credit Agreement shall be amended as follows:
(a)   New Definitions.  Section 1.1 of the Credit Agreement is amended to add the following new definitions:
“1970 Group Subordination Agreement” means that certain Subordination Agreement dated September 29, 2022 between (a) 1970 Group Inc., (b) the Agent, (c) ABL Agent, and (d) 2020 Term Loan Agent.
“Eighth Amendment” means that certain Amendment No. 8 to Unsecured Term Loan Credit Agreement, dated as of October 4, 2022, among the Borrower, the Lenders and the Agent.
“Eighth Amendment Effective Date” means October 4, 2022.
“Eighth Amendment Principal Balance” has the meaning specified in Section 4.12.
“Exchange Agreement” means that certain Exchange Agreement dated October 4, 2022, by and among the Borrower, Corre Opportunities Qualified Master Fund, LP, Corre Horizon Fund, LP, and Corre Horizon II Fund, LP.
(b)  Amended Definitions.  Section 1.1 of the Credit Agreement is amended to delete the definitions of “Loan Documents” and “February 2022 Delayed Draw Availability Period” therefrom and to insert in place thereof the following:
“February 2022 Delayed Draw Availability Period” means the period beginning on the Fifth Amendment Effective Date and ending on December 31, 2022.
“Loan Documents” means this Agreement, any Intercompany Subordination Agreement, the ABL Subordination Agreement, the 2020 Term Loan Subordination Agreement, 1970 Group Subordination Agreement, the Agent Fee Letter, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment and any other documents and instruments entered into, now or in the future, by any Loan Party or any of its Subsidiaries under or in connection with this Agreement, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.
(c) Principal Increase of Outstanding Loans. Section 2.2 of the Credit Agreement shall be amended to read in its entirety as follows:
2.2 Outstanding Loan Principal Increase. The parties hereto agree the total outstanding principal amount of the Loans immediately preceding the effectiveness of the Eighth Amendment was $55,703,797.42, and upon consummation of the Exchange Agreement and the Eighth Amendment on the Eighth Amendment Effective Date, the total outstanding principal amount of the Loans was automatically deemed increased to $112,700,403.42 (the “Eighth Amendment Principal Balance”). The Loans in such increased principal amount shall be, and shall be treated as, Loans for all purposes of the Loan Documents, including without limitation the accrual and payment of interest thereon. For the avoidance of doubt, the Loans issued in connection with this Amendment shall accrue interest from and after the Eight Amendment Effective Date, and not the most recent Interest Payment Date.  The increase in the principal amount of Loans in accordance with this Section 2.2 does not constitute a Borrowing of Uncommitted Delayed Draw Term Loans.  The Register, immediately after giving effect to this paragraph 2.2 is attached as Annex A hereto.
(d) Unused February 2022 Delayed Draw Term Loans Cash Fee.  Clause (i) of Section 4.5 of the Credit Agreement shall be amended to read in its entirety as follows:
(i) December 31, 2022,
2. Effectiveness.  This Amendment shall become effective on the date the following conditions are satisfied (the “Eighth Amendment Effective Date”):
(a) the Agent shall have received counterparts to this Amendment, duly executed by the parties hereto; and
(b) the Borrower shall have paid on or prior to the Eighth Amendment Effective Date:
(i) all reasonable and documented out-of-pocket fees and Lender Group Expenses required to be paid pursuant to Section 12.4 of the Credit Agreement to the extent invoiced at least three (3) Business Days prior to the Eighth Amendment Effective Date; and
(ii) any fees and expenses due and payable to the Agent or the Lenders under any Loan Document (including without limitation the Credit Agreement, the Agent Fee Letter and this Amendment).
3. Entire Agreement. This Amendment, the Credit Agreement (including giving effect to the amendments set forth in Section 1 above), and the other Loan Documents (collectively, the “Relevant Documents”) constitute the entire agreement among the parties, supersede any prior written and verbal agreements among them with respect to the subject matter hereof and thereof, and shall bind and benefit the parties and their respective successors and permitted assigns. This Amendment shall be deemed to have been jointly drafted, and no provision of it shall be interpreted or construed for or against a party because such party purportedly prepared or requested such provision, any other provision or this Amendment as a whole. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to any other party in relation to the subject matter hereof or thereof. None of the terms or conditions of this Amendment may be changed, modified, waived or cancelled orally or otherwise, except in writing and in accordance with Section 12.5 of the Credit Agreement (Amendments, Waivers and Consents).
4. Full Force and Effect of Credit Agreement. This Amendment is a Loan Document. Except as expressly modified hereby, all terms and provisions of the Credit Agreement and all other Loan Documents remain in full force and effect and nothing contained in this Amendment shall in any way impair the validity or enforceability of the Credit Agreement or the Loan Documents, or alter, waive, annul, vary, affect, or impair any provisions, conditions, or covenants contained therein or any rights, powers, or remedies granted therein. This Amendment shall not constitute a modification of the Credit Agreement or any of the other Loan Documents or a course of dealing with Agent or the Lenders at variance with the Credit Agreement or the other Loan Documents such as to require further notice by Agent or any Lender to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future, except in each case as expressly set forth herein. The Borrower acknowledges and expressly agrees that Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Loan Documents (subject to any qualifications set forth therein), as amended herein.
5. Counterparts; Effectiveness. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 2 above, this Amendment shall become effective when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the parties hereto. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, electronic email or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Amendment or any document to be signed in connection with this Amendment and the transactions contemplated hereby (including without limitation assignment and assumptions, amendments or other borrowing requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Amendment through electronic means and there are no restrictions for doing so in that party’s constitutive documents.
6. Governing Law; Jurisdiction; Waiver of Jury Trial.  THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AMENDMENT AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AMENDMENT, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK. Sections 12.15 (Submission to Jurisdiction) and 12.17 (Jury Trial) of the Credit Agreement are hereby incorporated herein by this reference.
7. References.  All references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement and each reference to the “Credit Agreement”, (or the defined term “Agreement”, “thereunder”, “thereof” of words of like import referring to the Credit Agreement) in the other Loan Documents shall mean and be a reference to the Credit Agreement as amended hereby and giving effect to the amendments contained in this Amendment.
8. Consent of the Lenders. Each of the undersigned Lenders hereby consents to the amendments of the Loan Documents set forth in this Amendment and authorizes and directs the Agent to execute and deliver this Amendment and perform its obligations thereunder. The Lenders and the Loan Parties acknowledge and agree that the obligations of such Person under Section 11.6 and 12.4 of the Credit Agreement shall apply to this direction and the actions taken by the Agent hereunder.
9. Releases. By its execution hereof and in consideration of the terms herein and other accommodations granted to the Borrower on behalf of itself and each of the Loan Parties, and its or their successors, assigns and agents, the Borrower on behalf of itself and each of the Loan Parties hereby expressly forever waives, releases and discharges any and all claims (including cross-claims, counterclaims, and rights of setoff and recoupment), causes of action (whether direct or derivative in nature), demands, suits, costs, expenses and damages (collectively, the “Claims”) any of them may, as a result of actions or inactions occurring on or prior to the Eighth Amendment Effective Date, have or allege to have as of the date of this Amendment or at any time thereafter (and all defenses that may arise out of any of the foregoing) of any nature, description, or kind whatsoever, based in whole or in part on facts, whether actual, contingent or otherwise, now known, unknown, or subsequently discovered, whether arising in Law, at equity or otherwise, against the Agent or any Lender, their respective affiliates, agents, principals, managers, managing members, members, stockholders, “controlling persons” (within the meaning of the United States federal securities laws), directors, officers, employees, attorneys, consultants, advisors, agents, trusts, trustors, beneficiaries, heirs, executors and administrators of each of the foregoing (collectively, the “Released Parties”) arising out of, or relating to, this Amendment, the Credit Agreement, the other Loan Documents and any or all of the actions and transactions contemplated hereby or thereby, including any actual or alleged performance or non-performance of any of the Released Parties hereunder or under the Loan Documents (the “Released Matters”). In entering into this Amendment, the Borrower on behalf of itself and each Loan Party expressly disclaims any reliance on any representations, acts, or omissions by any of the Released Parties and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above does not depend in any way on any such representation, acts and/or omissions or the accuracy, completeness, or validity thereof. The provisions of this Section 9 shall survive the termination of this Amendment and the Loan Documents and the payment in full in cash of all Obligations of the Loan Parties under or in respect of the Credit Agreement and other Loan Documents and all other amounts owing thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.
TEAM, INC., as Borrower By: /s/ Nelson Haight Name: Nelson Haight Title: Chief Financial Officer

CORRE OPPORTUNITIES QUALIFIED MASTER FUND, LP, as Lender By: /s/ John Barrett Name: [John Barrett] Title: [Authorized Signatory]
CORRE HORIZON FUND, LP, as Lender By: /s/ John Barrett Name: [John Barrett] Title: [Authorized Signatory]
CORRE HORIZON II FUND, LP, as Lender By: /s/ John Barrett Name: [John Barrett] Title: [Authorized Signatory]

CANTOR FITZGERALD SECURITIES, as Agent By: /s/ James Buccola Name: [James Buccola] Title: [Head of Fixed Income]

Annex A
Register
Borrower	Facility	Institution	Portfolio Name	Term Loans	Exchanged Term Loans
Team, Inc.	Term Loan	Corre	Corre Opportunities Qualified Master Fund, LP	$28,441,110.02	$46,284,723.00
Team, Inc.	Term Loan	Corre	Corre Horizon Fund, LP	$12,921,314.02	$10,388,344.00
Team, Inc.	Term Loan	Corre	Corre Horizon II Fund, LP	$14,341,373.38	$323,539.00

				$55,703,797.42	$56,996,606.00